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                                                                   EXHIBIT 21.1

                        SUBSIDIARIES OF THE REGISTRANT

  The following table shows all direct and indirect subsidiaries of the registrant except (1) subsidiaries which, considered in the aggregate as a single subsidiary, do not constitute a significant subsidiary, and (2) certain consolidated wholly-owned multiple subsidiaries carrying on the same line of business as to which certain summary information appears below.

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                                                 Jurisdiction of Incorporation
                                                 -----------------------------
Boston Gas Company..............................         Massachusetts
Midland Enterprises Inc. .......................         Delaware
14 subsidiaries engaged in water transportation
 and related activities.........................
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